Exhibit 99.1

Important Notice

Regarding the Clearwater Paper 401(k) Plan and the Clearwater Paper

Represented 401(k) Plan’s Transition to Fidelity

To ensure that all information is transferred accurately from your current Plan account at Mercer to your new Plan account at Fidelity, there will be a period of time when you will be unable to direct or diversify investments in your individual accounts, obtain a loan from the Plan, or obtain a distribution from the Plan.

This time, during which you will be unable to exercise your rights otherwise available under the Plan, is called a “blackout period” and begins at 4 P.M., Eastern Time on September 24, 2015. It is expected to end the week of October 18, 2015. During this time, you can determine whether the blackout period has started or ended by contacting Mercer at 800-685-6542 or online at ibenefitcenter.com.

During the blackout period you will be unable to direct or diversify your balance held in the Clearwater Paper 401(k) Plan and the Clearwater Paper Represented 401(k) Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

You should be aware that there is a risk to holding substantial portions of your account in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning and your overall financial plan.